EXHIBIT 23

[DELOITTE & TOUCHE LETTERHEAD]

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-41204 on Form S-8, as amended by Amendment No.1 to Form S-8 No. 333-04888; No.’s 333-14925 and 333-43018 on Forms S-8; No.’s 333-58004, 333-58006, 333-58008, 333-70480 and 333-75158 on Forms S-3 for Brown & Brown, Inc. and subsidiaries of our report dated February 6, 2003 appearing in this Annual Report on Form 10-K of Brown & Brown, Inc. and subsidiaries for the year ended December 31, 2002.

/S/ DELOITTE & TOUCHE LLP

March 21, 2003

Exhibit 27.1 – Financial Data Schedule

This schedule contains summary financial information extracted from the consolidated financial statements of Florida Banks, Inc. as of and for the year ended December 31, 2000, and is qualified in its entirety by reference to such financial statements.